Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 12 to the Registration Statement (Form S-11 No. 333-192331) and related Prospectus of KBS Strategic Opportunity REIT II, Inc. for the registration of 180,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated November 11, 2015 with respect to the financial statements of AGRE NV Q&C Property Owner, LLC for the nine months ended September 30, 2015 and the year ended December 31, 2014, included in its Current Report (Form 8-K/A); (ii) our report dated July 13, 2016 with respect to the statement of revenues over certain operating expenses of Lincoln Court for the year ended December 31, 2015, included in its Current Report (Form 8-K/A); and (iii) our report dated January 23, 2017 with respect to the statement of revenues over certain operating expenses of the Lofts at NoHo Commons for the year ended December 31, 2015, included in its Current Report (Form 8-K/A), all filed with the Securities and Exchange Commission.
/s/ Squar Milner LLP
Newport Beach, California
June 28, 2017